Exhibit 10.42

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (“Agreement”) is entered into between Investment Technology Group, Inc. (“ITG” or the “Company”), a Delaware corporation and Howard C. Naphtali (“HCN”).  In consideration of the mutual promises contained in this Agreement and other valuable consideration, the parties agree as follows:

1.             TERM.  This Agreement will begin on February 4, 2010 and will end on May 3, 2010, subject to HCN and ITG signing, on February 3, 2010, a separation agreement on mutually acceptable terms (the “Separation Agreement”).

2.             STATEMENT OF SERVICES.  HCN agrees to make himself available to ITG during the term of this Agreement, as a temporary employee, to provide transition services from his former position of Chief Financial Officer with ITG.  HCN will perform such services as are reasonably requested by the Company’s Chief Executive Officer.

3.             PAYMENT.  For the services provided during the term of this Agreement, ITG will pay HCN a salary based on an annualized amount of $500,000, less any applicable deductions or withholdings, in installments on approximately the 15th and last day of each month as determined by the Company in accordance with its employee payroll practices.  HCN will be reimbursed for all reasonable expenses, which are necessary for, and incident to, the performance of services under this Agreement.  Expenses must be justified in accordance with ITG’s expense reimbursement policy.

4.             TEMPORARY EMPLOYEE STATUS.  While HCN will perform the services described in this Agreement as an employee, he acknowledges his status as a temporary employee.  HCN will not have the authority to incur any liabilities or obligations of any kind in the name of, or on behalf of, ITG.

5.             NO EMPLOYEE BENEFITS.  HCN acknowledges and agrees that temporary employees of ITG are not entitled to receive employee benefits of any kind from ITG.  Therefore, HCN acknowledges and agrees that he is excluded from participating in any profit sharing, retirement, equity, welfare or fringe benefit plans or programs as a result of his employment in accordance with the terms of this Agreement.  For the avoidance of doubt, this provision shall not limit or modify any terms or agreements related to employee benefits made pursuant to the Separation Agreement.

6.             CODE OF BUSINESS CONDUCT AND ETHICS.  HCN agrees to conduct himself on behalf of ITG in accordance with ITG’s Code of Business Conduct and Ethics.

7.             PROTECTION OF ITG’S BUSINESS.  Except as required to perform services under this Agreement or as required to be disclosed by court or administrative order, HCN will not, directly or indirectly, use, publish or otherwise disclose to others, during the term of this Agreement and after termination, any confidential information of ITG or its affiliates or any of their respective customers or suppliers, obtained during the term of this Agreement, and will take all reasonable precautions to prevent disclosure of the confidential information to any unauthorized persons or entities.

8.             WRITINGS AND OTHER DATA TO BECOME PROPERTY OF ITG.  HCN agrees that all notes, writings, drawings, designs, analyses, memoranda and other data prepared and/or produced by HCN during the term of this Agreement will be the sole property of ITG, including all rights, title and interest of whatever kind, and will not be disclosed to any other person or firm by HCN.  Upon termination of this Agreement and his employment, HCN will return to an appropriate ITG representative all of the above, and any other property or records of ITG or its affiliates which relate to the business of ITG or its affiliates.

9.             EQUITABLE RELIEF.  HCN acknowledges that a breach or threatened breach by him of any of his covenants or agreements with the Company contained in paragraphs 7 and 8 of this Agreement could cause irreparable harm to the Company for which it would have no adequate remedy at law.  Accordingly, and in addition to any remedies which the Company may have at law, in the event of an actual or threatened breach by HCN of any of his covenants or agreements contained in paragraphs 7 and 8 of this Agreement, the Company shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances.

10.           NOTICES.  Any notice, request or other communication required to be given under this Agreement will be in writing and will be deemed to have been given (i) when delivered in person, (ii) five days after being deposited in the mail, certified or registered, postage prepaid, return receipt requested, or (iii) one business day after being delivered to a reputable overnight courier, delivery charges prepaid.  Except as changed by notice in writing to the other party, notices will be provided to the following addresses:

To ITG:	To HCN:
Investment Technology Group, Inc.	Howard C. Naphtali
Attn: General Counsel
380 Madison Avenue
New York, NY 10017

11.           ASSIGNMENT.  Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party.

12.           SEVERABILITY.  In the event any provision of this Agreement is determined invalid or unenforceable, that determination will not affect the other provisions of this Agreement, which will remain in full force and effect.

13.           AMENDMENT.  This Agreement will not be changed, modified, supplemented or amended except by express written agreement signed by HCN and ITG.

14.           NO WAIVER.  The failure of either party to execute a right or to require performance by the other party of any part of this Agreement will not affect the full right to exercise any right or to require performance at any later time, nor will the waiver by either party of a breach of any provision of this Agreement constitute a waiver of any later breach of the same or any other provision.

15.           APPLICABLE LAW.  This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws provisions thereof.

16.           COUNTERPARTS.  This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will be deemed one and the same agreement.

17.           OPPORTUNITY TO EMPLOY COUNSEL.  HCN has read and fully understands the terms and conditions set forth in this Agreement, has had time to reflect on and consider the benefits and consequences of entering into this Agreement, and has had the opportunity to review the terms with his attorney.

INVESTMENT TECHNOLOGY GROUP, INC.

BY:	/s/ Howard C. Naphtali	BY:	/s/ Robert C. Gasser
	Howard C. Naphtali		Robert C. Gasser

Date: February 3, 2010

Date: February 3, 2010